Exhibit 99

SOUTHWEST BANCORP, INC. REPORTS 27% INCREASE 2nd QUARTER NET INCOME; CONTINUED EXPANSION

CONTACT:	RICK GREEN, PRESIDENT & C.E.O.
TELEPHONE: (405) 372-2230
RELEASE DATE:	July 20, 2006

July 20, 2006, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc. (Nasdaq National Market–OKSB), (“Southwest”), today reported net income for the second quarter of 2006 was $6.6 million, a 27% increase from the $5.2 million reported for the second quarter of 2005. Diluted earnings per share were $0.45 compared to $0.40 per share for the 2005 period, an increase of 13%. Net income for the first six months of 2006 was $12.9 million, a 22% increase from the $10.6 million reported for the first six months of 2005. Diluted earnings per share were $.89 compared to $.83 per share for the 2005 period, an increase of 7%. In late June 2005, Southwest completed a public offering of its common stock to provide funds for future growth. The difference between the percentage growth in net income and growth in earnings per share reflects the effects of the additional shares issued in this offering.

Rick Green, President and Chief Executive Officer, stated, “Our net income growth was the result of increased portfolio loan growth, improved asset quality, a healthy net interest margin, and increased noninterest income. We continued to pursue our long-range strategies for growth and market expansion. Our second quarter growth initiatives included the establishment of our Houston area loan production office headed by a seasoned local banker, a new office in South Oklahoma City, and staff additions in Dallas and Austin. Our planned San Antonio area acquisition will add two additional Texas branches in late July. At quarter end, our Texas and Kansas operations accounted for almost $615 million, (over 40%) of total portfolio loans.”

Financial Highlights

				First Quarter 2006	% Change
	Second Quarter

(Dollars in thousands except per share data)	2006	2005	% Change

Loans held for sale	$318,477	$391,074	(19)%	$383,164	(17)%
Portfolio loans	1,457,705	1,306,206	12	1,391,817	5
Assets	2,188,102	2,039,646	7	2,145,839	2
Deposits	1,764,774	1,666,478	6	1,699,212	4
Shareholders' equity	182,700	162,888	12	176,945	3
Shareholders' equity to assets	8.35%	7.99%		8.25%
Earnings
Net income	$6,626	$5,229	27	$6,279	6
Diluted earnings per share	0.45	0.40	13	0.44	2
Asset quality
Net charge-offs to average loans (annualized)	0.38%	0.42%		0.39%
Allowance for loan losses to loans	1.48	1.23		1.39
Nonperforming assets to loans and other real estate	1.61	1.24		1.82
Performance
Return on average assets	1.21	1.02		1.17
Return on average equity	14.59	14.92		14.48
Net interest margin	4.36	4.28		4.34
Efficiency ratio (GAAP-based)	50.62	54.98		50.32

	First Half

(Dollars in thousands except per share data)	2006	2005	% Change

Earnings
Net income	$12,905	$10,615	22
Diluted earnings per share	0.89	0.83	7
Asset quality
Net charge-offs to average loans (annualized)	0.38%	0.64%
Performance
Return on average assets	1.19	1.05
Return on average equity	14.53	15.79
Net interest margin	4.34	4.35
Efficiency ratio (GAAP-based)	50.47	51.98

Lending Activities

Portfolio loans grew by $105.3 million, or 8%, during the first six months of 2006. Portfolio loans exclude loans held for sale. Southwest’s growth in portfolio loans more than offset the expected reduction in loans held for sale, almost all of which are student loans.

Southwest’s Texas and Kansas offices were primarily responsible for the first half’s growth in portfolio loans. At June 30, 2006, Southwest’s four Texas and two Kansas offices accounted for $613.7 million in loans, or 42.1% of total portfolio loans. Southwest expects to open additional offices in Texas in the months ahead. The timing of new office openings in these targeted markets depends primarily on executive staffing.

At June 30, 2006, student lending balances decreased 17% from the year-end 2005, however, student lending remains an important and profitable part of Southwest’s business. During the first half of 2006, Southwest originated $385.4 million in student loans for sale, and received sales proceeds on student loans of $450.9 million, up $74 million, or 20% for the same period in 2005.

Additional Financial Information for the First Six Months of 2006

Net interest income for the first six months of 2006 increased $3.1 million, or 7%, from the first six months of 2005, mainly as a result of increased portfolio loan yields and loan volume, offset in part by increased cost of funds on money market accounts and time deposits, and increased levels of interest bearing deposits. Noninterest income for the first six months of 2006 increased $575,000 from the $7.9 million reported for the first six months 2005 due primarily to a $520,000 increase in service charges and fees.

The provision for loan losses of $6.0 million for the first six months of 2006 decreased $1.3 million, or 18%, from the first six months of 2005. Noninterest expense of $27.0 million for the first six months of 2006 increased $1.1 million, or 4%, from the $25.9 million reported for the first six months of 2005.

Allowance for Loan Losses and Reserve for Unfunded Loan Commitments

At June 30, 2006, the allowance for loan losses was $26.3 million, an increase of $2.5 million, or 11%, from the allowance for loan losses at year-end 2005. This change is due to increased allowances on impaired loans, an increase in the loss ratio applied to performing commercial loans, and growth in performing commercial and commercial real estate loans, offset in part by reductions in the allowance related to potential problem loans. At June 30, 2006, the allowance for loan losses was 1.48% of total loans, compared to 1.37% at year-end 2005. The unallocated allowance at June 30, 2006 was $2.4 million, or 9% of the total allowance. Management believes the amount of the allowance is appropriate, given its systematic methodology for calculating the allowance. Changes in the amount of the allowance resulted from the application of that methodology, which is designed to estimate inherent losses on total loans in the portfolio, including those on nonperforming loans.

At June 30, 2006, the reserve for unfunded loan commitments was $1.6 million, a reduction of $293,000, or 16%, from year-end 2005, due to substantial decrease in the reserve on commitments related to potential problem loans, partially offset by an increase in the reserve on other loan commitments based on growth.

Nonperforming Assets

Other real estate at June 30, 2006, was $2.1 million, a reduction of $5.0 million from year-end 2005. Total nonperforming assets at June 30, 2006, were $28.6 million, a decrease of $2.1 million, or 7%, from year-end 2005.

Nonaccrual loans totaled $23.1 million at June 30, 2006 compared to $22.1 million at December 31, 2005. Total nonperforming loans of $26.4 million increased $2.8 million, or 12%, from year-end 2005, and represented 1.49% of total loans, compared to 1.36% of total loans at year-end 2005. At June 30, 2006, $1.6 million, or 6%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities.

Performing loans considered potential problem loans, loans which are not included in the past due, nonaccrual, or restructured categories, but for which known information about possible credit problems cause management to be uncertain as to the ability of the borrowers to comply with the present loan repayment terms over the next six months, amounted to approximately $51.8 million at June 30, 2006, compared to $62.2 million at December 31, 2005, a 17% decrease.

Financial Condition

At June 30, 2006, total assets were $2.2 billion, an $88.5 million increase from the end of 2005. Shareholders’ equity at June 30, 2006 totaled $182.7 million, a $12.3 million, or 7%, increase from December 31, 2005. Core deposits grew by $37.3 million, or 4%, in the first half.

Southwest Bancorp and Subsidiaries

Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company (“Stillwater National”), SNB Bank of Wichita (“SNB Wichita”), Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas, Houston and San Antonio, Texas; and Kansas City and Wichita, Kansas and on the Internet, through SNB DirectBanker®.

At Southwest, we focus on converting our strategic vision into long-term shareholder value. This vision includes long-term goals for increasing our earnings and banking assets from our operations in Oklahoma, Texas, and Kansas that specialize in serving medical, professional, business and commercial real estate customers and from our more traditional banking operations, including community banking and student lending. Our strategic growth goals include growth from existing and additional offices in carefully selected markets in Texas and other states with concentrations of healthcare and health professionals, businesses, and their managers and owners, and commercial and commercial real estate borrowers, and careful expansion of our community banking operations.

Southwest was organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. At June 30, 2006, Southwest had total assets of $2.2 billion, deposits of $1.8 billion, and shareholders’ equity of $182.7 million. Southwest became a public company in late 1993 with assets of approximately $434.0 million. Southwest’s growth to date has been accomplished without banking acquisitions.

In April 2006, Southwest entered into an agreement to acquire McMullen Bank, which has offices in San Antonio and Tilden, Texas. This is an all-cash acquisition, which is a part of the Texas branching strategy, that will provide two additional Texas branches. McMullen Bank has $35 million in assets and it is not expected to have a material effect on Southwest’s 2006 or 2007 earnings. The transaction is expected to close in late July 2006.

Consistent with the Texas branching strategy, Southwest has established a lending office and has applied for a branch in Houston. This branch will focus on serving primarily healthcare, business professional, and commercial real estate enterprises.

Southwest’s banking philosophy is to provide a high level of customer service, a wide range of financial services, and products responsive to customer needs with a focus on serving healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers. This philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customer needs for speed, efficiency, and information, and which complement more traditional banking products. Southwest seeks to build close relationships with businesses, professionals and their principals and to service their evolving banking needs throughout their business development and professional lives.

Southwest has developed a highly automated lockbox, imaging, and information service for commercial customers called “SNB Digital Lockbox,” and deposit products that automatically sweep excess funds from commercial demand deposit accounts and invest them in interest bearing funds. Other specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently.

Southwest’s two management consulting subsidiaries complement its banking services and help differentiate Southwest from competitors. Healthcare Strategic Support, Inc. provides management consulting services for physicians, hospitals, and healthcare groups. Business Consulting Group, Inc. provides marketing, strategic, logistics, and operations consulting for both small and large commercial enterprises.

Southwest’s common stock is traded on the NASDAQ National Market under the symbol OKSB.

Forward-Looking Statements

This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

SOUTHWEST BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except per share data)	June 30, 2006	December 31, 2005

Assets
Cash and due from banks	$43,295	$50,277
Federal funds sold	54,000	—

Cash and cash equivalents	97,295	50,277
Investment securities:
Held to maturity, fair value $1,599 (2006) and $1,530 (2005)	1,628	1,538
Available for sale, amortized cost $263,208 (2006) and $262,180 (2005)	256,060	256,751
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	12,048	9,804
Loans held for sale	318,477	383,447
Loans receivable, net of allowance for loan losses of $26,341 (2006) and $23,812 (2005)	1,431,364	1,328,621
Accrued interest receivable	17,270	14,382
Premises and equipment, net	20,572	20,584
Other assets	33,388	34,235

Total assets	$2,188,102	$2,099,639

Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$235,649	$224,555
Interest-bearing demand	62,114	49,235
Money market accounts	383,772	402,709
Savings accounts	8,895	8,765
Time deposits of $100,000 or more	678,660	608,989
Other time deposits	395,684	363,567

Total deposits	1,764,774	1,657,820
Accrued interest payable	10,615	8,953
Income tax payable	1,159	288
Other liabilities	11,557	11,233
Other borrowings	170,904	204,508
Subordinated debentures	46,393	46,393

Total liabilities	2,005,402	1,929,195
Shareholders' equity:
Common stock – $1 par value; 20,000,000 shares authorized; 14,658,042 (2005 and 2006) shares issued and outstanding	14,658	14,658
Paid in capital	45,684	45,672
Retained earnings	135,453	124,882
Accumulated other comprehensive loss	(4,376)	(3,325)
Treasury stock, at cost; 484,774 (2006) and 636,125 (2005) shares	(8,719)	(11,443)

Total shareholders' equity	182,700	170,444

Total liabilities & shareholders' equity	$2,188,102	$2,099,639

SOUTHWEST BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended June 30,		For the six months ended June 30,
(Dollars in thousands)	2006	2005	2006	2005

Interest income:
Interest and fees on loans	$39,047	$31,105	$75,765	$61,028
Investment securities	2,705	2,122	5,375	4,125
Other interest-bearing assets	60	18	80	38

Total interest income	41,812	33,245	81,220	65,191

Interest expense:
Interest-bearing deposits	15,732	9,664	29,137	17,605
Other borrowings	2,275	1,454	5,164	3,122
Subordinated debentures	944	1,235	1,816	2,480

Total interest expense	18,951	12,353	36,117	23,207

Net interest income	22,861	20,892	45,103	41,984

Provision for loan losses	3,316	2,986	5,992	7,295

Other income:
Service charges and fees	3,009	2,768	5,783	5,263
Other noninterest income	527	494	1,079	866
Gain on sales of loans	1,040	916	1,945	1,769
Gain (loss) on investment securities	(71)	—	(334)	—

Total other income	4,505	4,178	8,473	7,898

Other expense:
Salaries and employee benefits	7,788	6,339	15,028	12,551
Occupancy	2,430	2,338	4,997	4,684
FDIC and other insurance	124	119	251	236
Other real estate	26	376	134	540
General and administrative	3,484	4,612	6,632	7,917

Total other expenses	13,852	13,784	27,042	25,928

Income before taxes	10,198	8,300	20,542	16,659
Taxes on income	3,572	3,071	7,637	6,044

Net income	$6,626	$5,229	$12,905	$10,615

SOUTHWEST BANCORP, INC.

UNAUDITED AVERAGE BALANCES, YIELDS AND RATES

(Dollars in thousands)	For the three months ended June 30, 2006

	Average Balance	Interest Income/ Expense	Average Yield/Rate

Assets
Total loans and leases	$1,828,484	$39,047	8.57%
Investment securities	270,392	2,705	4.01
Other interest-earning assets	5,050	60	4.77

Total interest-earning assets	2,103,926	41,812	7.97
Other assets	87,758

Total assets	$2,191,684

Liabilities and shareholders' equity
Interest-bearing demand deposits	$57,938	$78	0.54%
Money market accounts	406,476	4,227	4.17
Savings accounts	8,971	6	0.27
Time deposits	1,051,660	11,421	4.36

Total interest-bearing deposits	1,525,045	15,732	4.14
Other borrowings	197,226	2,275	4.63
Subordinated debentures	46,393	944	8.05

Total interest-bearing liabilities	1,768,664	18,951	4.30

Noninterest-bearing demand deposits	222,594
Other liabilities	18,240
Shareholders' equity	182,186

Total liabilities and shareholders' equity	$2,191,684

Net interest income		$22,861

Interest rate spread			3.67%

Net interest margin (1)			4.36%

Ratio of average interest-earning assets to average interest-bearing liabilities	118.96%

(1)	Net interest margin = net interest income / total interest-earning assets

SOUTHWEST BANCORP, INC.

UNAUDITED AVERAGE BALANCES, YIELDS AND RATES

(Dollars in thousands)	For the six months ended June 30, 2006

	Average Balance	Interest Income/ Expense	Average Yield/Rate

Assets
Total loans and leases	$1,817,383	$75,765	8.41%
Investment securities	271,235	5,375	4.00
Other interest-earning assets	4,793	80	3.37

Total interest-earning assets	2,093,411	81,220	7.82
Other assets	91,027

Total assets	$2,184,438

Liabilities and shareholders' equity
Interest-bearing demand deposits	$56,704	$141	0.50%
Money market accounts	402,256	7,975	4.00
Savings accounts	8,930	11	0.25
Time deposits	1,019,992	21,010	4.15

Total interest-bearing deposits	1,487,882	29,137	3.95
Other borrowings	232,473	5,164	4.48
Subordinated debentures	46,393	1,816	7.83

Total interest-bearing liabilities	1,766,748	36,117	4.12

Noninterest-bearing demand deposits	220,861
Other liabilities	17,767
Shareholders' equity	179,062

Total liabilities and shareholders' equity	$2,184,438

Net interest income		$45,103

Interest rate spread			3.70%

Net interest margin (1)			4.34%

Ratio of average interest-earning assets to average interest-bearing liabilities	118.49%

(1)	Net interest margin = net interest income / total interest-earning assets

SOUTHWEST BANCORP, INC.

UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005

PER COMMON SHARE DATA:

Basic Earnings	$0.46	$0.42	$0.91	$0.86
Diluted Earnings	0.45	0.40	0.89	0.83
Book value (at period end)	12.89	11.68	12.89	11.68
Dividends declared	0.0825	0.075	0.165	0.150

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

Basic	14,151,442	12,533,323	14,113,929	12,344,858
Diluted	14,470,954	12,893,800	14,439,404	12,740,639

KEY RATIOS:

Return on average assets	1.21%	1.02%	1.19%	1.05%
Return on average total shareholders' equity	14.59%	14.92%	14.53%	15.79%
Efficiency ratio	50.62%	54.98%	50.47%	51.98%

LOAN COMPOSITION AT PERIOD END:

Real estate mortgage:
Commercial			$579,966	$525,638
One-to-four family residential			97,513	96,211
Real estate construction			366,247	274,822
Commercial			389,525	392,892
Installment and consumer:
Guaranteed student loans			312,888	383,585
Other			30,043	24,132

Total loans, including loans held for sale			$1,776,182	$1,697,280
Less: Allowance for loan losses			(26,341)	(20,841)

Total loans, net			$1,749,841	$1,676,439

SOUTHWEST BANCORP, INC.

UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)	June 30, 2006	December 31, 2005	June 30, 2005

ASSET QUALITY AT PERIOD END:

Nonaccrual loans (1)	$23,135	$22,099	$9,955
90 day past due and accruing (2)	3,293	1,486	1,427

Total nonperforming loans (3)	$26,428	$23,585	$11,382

Other real estate owned	$2,143	$7,130	$9,761

Total nonperforming assets	$28,571	$30,715	$21,143

Allowance for loan losses as a percentage of total loans	1.48%	1.37%	1.23%
Allowance for loan losses as a percentage of nonperforming loans	99.67%	100.96%	183.10%
Nonperforming loans as a percentage of total loans	1.49%	1.36%	0.67%
Nonperforming assets as a percentage of total loans and other real estate	1.61%	1.76%	1.24%

Total charge-offs	$3,652	$12,020	$6,078
Total recoveries	189	1,056	633

Net charge-offs	$3,463	$10,964	$5,445

Year to date net charge-offs as a percentage of average loans (annualized)	0.38%	0.63%	0.64%

CAPITAL RATIOS AT PERIOD END:

Leverage ratio	10.58%	10.24%	10.20%
Tier I capital ratio	12.54%	12.95%	12.67%
Total capital ratio	13.80%	14.21%	13.92%
Tier I capital	$231,721	$218,587	$209,085
Total capital	254,894	239,759	229,745
Total risk adjusted assets	1,847,635	1,687,519	1,650,154

OTHER MISCELLANEOUS INFORMATION AT PERIOD END:

Goodwill	$194	$194	$194
Mortgage Servicing Rights	1,351	1,353	1,271
Non-mortgage Servicing Rights	48	54	67

Total Intangible Assets	$1,593	$1,601	$1,532

1-4 family mortgage loans serviced for others	$134,414	$133,470	$130,699
Intangible amortization expense	188	379	193

FTE employees	409	381	365
Number of ATMs	296	291	291
Number of branches (4)	13	13	9
Number of loan production offices	3	3	3

(1)	The government-guaranteed portion of loans included in these totals were $1.1 million, $1.6 million, and $1.7 million, respectively.
(2)	The government-guaranteed portion of loans included in these totals were $430,000, $0, and $9,000, respectively.
(3)	The government-guaranteed portion of loans included in these totals were $1.6 million, $1.6 million, and $1.7 million, respectively.
(4)	Includes branches for which regulatory approval has been received, but which were not accepting deposits at June 30, 2006.